UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2010

Cascade Financial Corporation
(Exact name of registrant as specified in its charter)

Washington (State of incorporation or organization)	000-25286 (Commission File Number)	91-1661954 (I.R.S. Employer Identification No.)
2828 Colby Avenue Everett, Washington (Address of principal executive offices)	98201 (Zip Code)
Registrant’s telephone number, including area code: (425) 339-5500

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 27, 2010, Cascade Financial Corporation (the “Company”) and Craig G. Skotdal, Dwayne R. Lane, Thomas H. Rainville, Christian H. Sievers, Arnold R. Hofmann, Arthur W. Skotdal, Andrew P. Skotdal, Skotdal Quality Investments, L.L.C., Skotdal Enterprises, Inc., and Arthur & Marianne Skotdal Revocable Living Trust (collectively, the “Shareholder Group”) entered into an agreement (the “Settlement Agreement”) to settle a proxy contest pertaining to the election of directors to the Company’s Board of Directors (the “Board”) at the Company’s 2010 annual meeting of shareholders (the “Annual Meeting”).

Pursuant to the Settlement Agreement, among other things:

•
The Company has agreed: (i) to increase the size of the Board to 15 members; (ii) to appoint Mr. Hofmann, Mr. Sievers, and Mr. Rainville to serve as directors of the Company for one-, two-, and three- year terms, respectively; and (iii) to nominate and use its reasonable best efforts to cause the election of Messrs. Skotdal and Rainville at the Annual Meeting.

•
The Company will file applications with the appropriate federal and state agencies to seek approval of Messrs. Hofmann, Sievers and Rainville to serve as directors of the Board and the Board of Directors of Cascade Bank (the “Bank Board”) and, subject to receipt of regulatory approvals, the Board and the Bank Board will appoint Messrs. Hofmann, Sievers and Rainville to serve as members of the Board and the Bank Board.

•
The Shareholder Group has agreed, among other things: (i) to support and vote in favor of the Board’s slate of nominees at the Annual Meeting, (ii) to support and vote in favor of amending the Articles of the Corporation (the “Articles”) of the Company to increase the number of authorized shares of common stock by 40 million shares to a total of 65 million shares; (iii) to fully support efforts of the Company to raise $25 million as soon as practicable through a tailored capital raise as determined by the Board; and (iv) to fully support any appropriately tailored additional capital raise determined by the Board to be necessary to meet regulatory requirements.

•
Mr. Rainville has agreed to drop his shareholder proposal for the Annual Meeting and the Shareholder Group will immediately seek to persuade the other shareholder proponents to drop their respective proposals for the Annual Meeting.  The Shareholder Group has agreed to vote against such proposals at the Annual Meeting.

•
The Shareholder Group has also agreed to irrevocably revoke its notice of intent to nominate persons for election as directors, to terminate any intent to solicit proxies for the election of its own opposition slate of nominees, and to file an amendment to its previously filed Schedule 13D.

•
For a period of three years from the date of the Settlement Agreement, and so long as any one of Messrs. Skotdal, Lane, Rainville, Hofmann, Sievers (collectively, the “Group Directors”) is a member of the Board, no member of the Shareholder Group nor any affiliate of the Shareholder Group will:

•
Effect or seek to effect, offer or propose to effect, or cause or participate in, or in way knowingly assist or facilitate any other person to effect or seek, offer or propose to effect any (i) tender offer or exchange offer, merger, acquisition or other business combination involving the Company or any of its subsidiaries; (ii) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries; or (iii) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries;

•
Engage in any solicitation of proxies or consents to vote any voting securities of the Company in opposition to the recommendation of the Board with respect to any matter, including the election of directors, or become a “participant” in any “contested solicitation”;

•	Take any action to seek to amend any provision of the Company’s Articles or Bylaws except as may be approved by the Board;

•
Grant any proxy rights with respect to the Common Stock to any person not designated by the Company, except for the voting agreement dated May 9, 2008 by and among Craig G. Skotdal, Andrew Skotdal, the Arthur & Marianne Skotdal Revocable Living Trust, Skotdal Quality Investments, L.L.C., and Skotdal Enterprises, Inc. and only where it shares voting power pursuant to arrangements that exist on the date of this Agreement;

•	Call or seek to have called any meeting of the shareholders of the Company;

•	Propose any matter for submission to a vote of the shareholders of the Company; and

•
Unless required by law, make or issue or cause to be made or issued any public disclosure, announcement or statement (including without limitation the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) in support of any proxy solicitation other than a proxy solicitation by the Company, or concerning any matter described above.

A copy of the Settlement Agreement is filed with this Form 8-K and attached hereto as Exhibit 10.1.  The foregoing description of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement.  On April 29, 2010, the Company issued a press release announcing the signing of the Settlement Agreement.  A copy of the press release is filed with this Form 8-K and attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1
Settlement Agreement, dated April 27, 2010, by and among Craig G. Skotdal, Dwayne R. Lane, Thomas H. Rainville, Christian H. Sievers, Arnold R. Hofmann, Arthur W. Skotdal, Andrew P. Skotdal, Skotdal Quality Investments, L.L.C., Skotdal Enterprises, Inc., and Arthur & Marianne Skotdal Revocable Living Trust.

99.1	Press Release, dated April 29, 2010, announcing the Settlement Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CASCADE FINANCIAL CORPORATION
(Registrant)
April 29, 2010	/s/ Carol K. Nelson
(Date)	Carol K. Nelson President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Settlement Agreement, dated April 27, 2010, by and among Craig G. Skotdal, Dwayne R. Lane, Thomas H. Rainville, Christian H. Sievers, Arnold R. Hofmann, Arthur W. Skotdal, Andrew P. Skotdal, Skotdal Quality Investments, L.L.C., Skotdal Enterprises, Inc., and Arthur & Marianne Skotdal Revocable Living Trust.

99.1	Press Release, dated April 29, 2010, announcing the Settlement Agreement.